DENNY'S CORPORATION REPORTS RESULTS FOR THIRD QUARTER 2012
- Adjusted Income Before Taxes* Grows 9% -
- Achieves Sixth Consecutive Quarter of Positive System-wide Same-Store Sales -

SPARTANBURG, S.C., October 30, 2012 - Denny's Corporation (NASDAQ: DENN), franchisor and operator of one of America's largest full-service restaurant chains, today reported results for its third quarter ended September 26, 2012.

Third Quarter Summary

•	System-wide same-store sales grew 0.4%, which marks the sixth consecutive quarter that system-wide same-store sales have been positive.

•	Opened 12 franchised units, including the first international university unit located in Canada at the Southern Alberta Institute of Technology.

•	Signed first international development agreement in South America for 10 units in Chile.

•	Franchise operating margin increased $1.0 million to $22.3 million while franchise operating margin (as a percentage of franchise and license revenue) was 64.9%.

•	Company restaurant operating margin increased 0.6 percentage points to 14.7% compared with the prior year, and was impacted by $1.3 million for unfavorable workers' compensation claims development.

•	Adjusted Income Before Taxes* grew 9.3% to $13.1 million compared with the prior year.

•	Net income of $5.4 million, or $0.06 per diluted share, was impacted by $2.5 million in impairment expense and $1.3 million for unfavorable workers' compensation claims development.

•	Generated $12.9 million of Free Cash Flow* in the quarter which was used to reduce outstanding term loan debt by $7.0 million and repurchase 1.0 million shares.

John Miller, President and Chief Executive Officer, stated, “We are pleased that we achieved our sixth consecutive quarter of positive system-wide same-store sales despite the ongoing challenging consumer economic environment. We continue to grow and revitalize the brand and are making progress in our efforts to differentiate Denny's in the market place. As Denny's approaches its 60th anniversary and 1,700th location, we believe that Denny's will grow its position as one of the largest American full-service brands in the world. Our recent partnership to open units in South America is another step toward that goal. By executing on our strategies to further reinforce our position as America's Diner, we will build on our efforts to grow the brand and increase shareholder value.”

Third Quarter Results

For the third quarter of 2012, franchise and license revenue increased 7.3% to $34.4 million compared with $32.0 million in the prior year quarter. The $2.3 million increase in franchise revenue was primarily driven by a $1.2 million increase in occupancy revenue and $0.9 million increase in royalties due to 60 additional equivalent franchise restaurants. Company restaurant sales of $86.6 million decreased $18.1 million due to 49 fewer equivalent company restaurants compared with the prior year quarter. This decrease reflects the continuing impact of selling company-owned units to franchisees as part of our FGI refranchising strategy that will be completed at the end of 2012. Denny's total operating revenue, including both company restaurant sales and franchise revenue, was $120.9 million compared with $136.7 million in the prior year quarter.

Denny's opened 12 new franchised units in the third quarter of this year, including the first international university unit located in Calgary, Canada, at the Southern Alberta Institute of Technology. During the quarter, Denny's closed nine franchised and company restaurants and franchisees purchased five company-owned restaurants.

Franchise operating margin increased $1.0 million to $22.3 million primarily due to the increases in occupancy margin and franchise royalties. Franchise operating margin (as a percentage of franchise and license revenue) was 64.9%, a decrease of 1.5 percentage points compared with the prior year quarter, primarily due to an increase in direct franchise costs.

Company restaurant operating margin decreased $2.0 million primarily due to a $1.3 million unfavorable workers' compensation claims development and the impact of selling company-owned units to franchisees. Company restaurant operating margin (as a percentage of company restaurant sales) was 14.7%, an increase of 0.6 percentage points compared with the prior year quarter. The current year quarter included a 1.5 percentage point unfavorable impact from worker's compensation claims development.

Total general and administrative expenses increased $1.4 million compared with the prior year quarter primarily due to higher performance-based compensation accruals.

Depreciation and amortization expense decreased by $1.7 million compared with the prior year quarter, primarily as a result of the sale of restaurants over the past two years. Net operating gains, losses and other charges, which include restructuring charges, exit costs, impairment charges and gains or losses on the sale of assets, decreased $1.6 million in the quarter. The decrease was primarily the result of lower gains on the sale of company-owned units to franchisees and higher restructuring costs.

Interest expense decreased $1.7 million to $3.1 million as a result of a $37.4 million reduction in total gross debt over the last 12 months and lower interest rates under the refinanced credit facility.

Adjusted Income Before Taxes*, Denny's target metric for earnings, increased 9.3% to $13.1 million compared with the prior year quarter Adjusted Income Before Taxes* of $12.0 million.

In the third quarter, the provision for income taxes increased $2.8 million, primarily due to a higher effective tax rate of 37.4% compared to 4.8% effective tax rate in the prior year quarter. The change in the effective tax rate compared to the prior year resulted from the release of a substantial portion of the valuation allowance on certain deferred tax assets based on our improved historical and projected pre-tax income. Due to the use of net operating loss and tax credit carryforwards, the Company only paid $0.5 million in cash taxes in the third quarter.

Denny's net income was $5.4 million for the third quarter 2012, or $0.06 per diluted share, compared with prior year period net income of $8.0 million, or $0.08 per diluted share. Net income was impacted by $2.5 million in impairment expense and $1.3 million for unfavorable workers' compensation claims development.

In the first three quarters of 2012, Denny's has generated $41.5 million of Free Cash Flow* which the Company has used to reduce its outstanding term loan by $22.0 million and repurchase 2.4 million shares. As of October 26, 2012, the Company has repurchased approximately 10 million shares since initiating a share repurchase strategy and now has 5 million shares remaining in its current authorized share repurchase initiative.

Business Outlook

Mark Wolfinger, Executive Vice President, Chief Administrative Officer and Chief Financial Officer, stated, “The continuous improvements we are making to our franchised-focused business model are reflected in our results where we have been able to generate new unit growth, positive same-store sales, and growing profitability. Our franchise-focused business model provides financial stability and flexibility enabling us to navigate the challenging environment while continuing to return value to shareholders through debt repayment and share repurchases.”

Based on year-to-date results and management's expectations at this time, Denny's is updating its full-year 2012 financial guidance to reflect the third quarter results and current thinking for the fourth quarter. The Company anticipates that the system will achieve its second consecutive year of positive same-store sales. Despite the challenging consumer economic environment, the company expects Adjusted Income Before Taxes* to grow more than 20% this year while generating around $50 million of Free Cash Flow*.

Component	Full Year 2012 Guidance
	Previous**	Current
Franchise Same-Store Sales	1.0% to 3.0%	1.0% to 1.5%
Company Same-Store Sales	0.0% to 2.0%	0.0% to 0.5%
New System Units	45 - 50 (includes 1 company-owned unit)	46 - 48 (includes 1 company-owned unit)
Adjusted EBITDA*	$80M to $84M	$77M to $80M
Adjusted Income Before Taxes*	$45M to $49M	$45M to $48M
Interest Expense, net	$12.5M to $13.5M (includes $10.5M to $11.5M of net cash interest expense)	No Change
Cash Capital Expenditure	$15M to $16M	No Change
Cash Taxes	$3M to $4M	$2M to $2.5M
Free Cash Flow*	$51M to $55M	$49M to $52M

*	Please refer to the historical reconciliation of net income to Adjusted Income Before Taxes, Adjusted EBITDA, and Free Cash Flow included in the tables below.

**	As announced in First Quarter 2012 Earnings Release on April 30, 2012 and reiterated in Second Quarter 2012 Earnings Release on July 31, 2012.

Further Information

Denny's will provide further commentary on the results for the third quarter of 2012 on its quarterly investor conference call today, Tuesday, October 30, 2012 at 5:00 p.m. ET.  Interested parties are invited to listen to a live broadcast of the conference call accessible through the investor relations section of Denny's website at ir.dennys.com.  A replay of the call may be accessed at the same location later in the day and will remain available for 30 days.

Denny's is the franchisor and operator of one of America's largest full-service restaurant chains, based on number of units. As of September 26, 2012, Denny's had 1,687 franchised, licensed, and company-owned restaurants across the United States, Canada, Costa Rica, Mexico, Honduras, Guam, Curaçao, Puerto Rico, Dominican Republic and New Zealand. For further information on Denny's, including news releases, links to SEC filings and other financial information, please visit the Denny's investor relations website.

The Company urges caution in considering its current trends and any outlook on earnings disclosed in this press release.  In addition, certain matters discussed in this release may constitute forward-looking statements.  These forward-looking statements, which reflect our best judgment based on factors currently known, are intended to speak only as of the date such statements are made and involve risks, uncertainties, and other factors that may cause the actual performance of Denny's Corporation, its subsidiaries and underlying restaurants to be materially different from the performance indicated or implied by such statements.  Words such as “expects”, “anticipates”, “believes”, “intends”, “plans”, “hopes”, and variations of such words and similar expressions are intended to identify such forward-looking statements.  Except as may be required by law, the Company expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.  Factors that could cause actual performance to differ materially from the performance indicated by these forward-looking statements include, among others:  the competitive pressures from within the restaurant industry; the level of success of the Company's strategic and operating initiatives, advertising and promotional efforts; adverse publicity; changes in business strategy or development plans; terms and availability of capital; regional weather conditions; overall changes in the general economy, particularly at the retail level; political environment (including acts of war and terrorism); and other factors from time to time set forth in the Company's SEC reports and other filings, including but not limited to the discussion in Management's Discussion and Analysis and the risks identified in Item 1A. Risk Factors contained in the Company's Annual Report on Form 10-K for the year ended December 28, 2011 (and in the Company's subsequent quarterly reports on Form 10-Q).

Investor Contact:	Whit Kincaid
877-784-7167

Media Contact:	Liz Brady, ICR
646-277-1226

DENNY’S CORPORATION
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)

	Quarter Ended
(In thousands, except per share amounts)	9/26/2012	9/28/2011
Revenue:
Company restaurant sales	$86,575	$104,659
Franchise and license revenue	34,370	32,023
Total operating revenue	120,945	136,682
Costs of company restaurant sales	73,808	89,887
Costs of franchise and license revenue	12,078	10,747
General and administrative expenses	14,702	13,335
Depreciation and amortization	5,287	6,955
Operating (gains), losses and other charges, net	3,380	1,791
Total operating costs and expenses	109,255	122,715
Operating income	11,690	13,967
Other expenses:
Interest expense, net	3,088	4,796
Other nonoperating expense, net	38	780
Total other expenses, net	3,126	5,576
Net income before income taxes	8,564	8,391
Provision for income taxes	3,201	406
Net income	$5,363	$7,985

Net income per share:
Basic	$0.06	$0.08
Diluted	$0.06	$0.08

Weighted average shares outstanding:
Basic	94,705	96,997
Diluted	96,745	98,746

Comprehensive income	$5,631	$7,985

DENNY’S CORPORATION
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)

	Three Quarters Ended
(In thousands, except per share amounts)	9/26/2012	9/28/2011
Revenue:
Company restaurant sales	$271,977	$313,235
Franchise and license revenue	100,437	95,105
Total operating revenue	372,414	408,340
Costs of company restaurant sales	231,506	271,989
Costs of franchise and license revenue	34,776	33,397
General and administrative expenses	45,150	41,566
Depreciation and amortization	17,174	21,377
Operating (gains), losses and other charges, net	(794)	843
Total operating costs and expenses	327,812	369,172
Operating income	44,602	39,168
Other expenses:
Interest expense, net	10,537	15,390
Other nonoperating expense, net	7,941	2,526
Total other expenses, net	18,478	17,916
Net income before income taxes	26,124	21,252
Provision for income taxes	10,295	1,013
Net income	$15,829	$20,239

Net income per share:
Basic	$0.17	$0.21
Diluted	$0.16	$0.20

Weighted average shares outstanding:
Basic	95,472	98,132
Diluted	97,196	100,203

Comprehensive income	$16,633	$20,239

DENNY’S CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	9/26/2012	12/28/2011
Assets
Current assets
Cash and cash equivalents	$24,148	$13,740
Receivables, net	13,614	14,971
Assets held for sale	1,582	2,351
Current deferred tax asset	18,706	15,519
Other	10,183	14,712
	68,233	61,293
Property, net	103,235	112,772
Goodwill	30,402	30,764
Intangible assets, net	49,208	50,921
Noncurrent deferred tax asset	47,943	60,636
Other assets	26,833	34,115
Total assets	$325,854	$350,501

Liabilities
Current liabilities
Current maturities of long-term debt	$9,781	$2,591
Current maturities of capital lease obligations	4,264	4,380
Accounts payable	17,604	25,935
Other current liabilities	53,673	54,289
	85,322	87,195
Long-term liabilities
Long-term debt, less current maturities	166,250	193,257
Capital lease obligations, less current maturities	16,239	18,077
Other	57,480	61,648
	239,969	272,982
Total liabilities	325,291	360,177

Shareholders' equity
Common stock	1,037	1,027
Paid-in capital	561,665	557,396
Deficit	(501,998)	(517,827)
Accumulated other comprehensive loss, net of tax	(24,009)	(24,813)
Treasury stock	(36,132)	(25,459)
Total shareholders' equity	563	(9,676)
Total liabilities and shareholders' equity	$325,854	$350,501

Debt Balances
(In thousands)	9/26/2012	12/28/2011
Credit facility term loan due 2017, net of discount of $0 and $2,251, respectively	$176,000	$195,749
Capital leases and other debt	20,534	22,556
Total debt	$196,534	$218,305

DENNY’S CORPORATION
Income, EBITDA, Free Cash Flow and G&A Reconciliations
(Unaudited)

Income and EBITDA Reconciliation	Quarter Ended		Three Quarters Ended
(In thousands)	9/26/2012	9/28/2011	9/26/2012	9/28/2011
Net income	$5,363	$7,985	$15,829	$20,239

Provision for (benefit from) income taxes	3,201	406	10,295	1,013
Operating (gains), losses and other charges, net	3,380	1,791	(794)	843
Other nonoperating expense, net	38	780	7,941	2,526
Share-based compensation	1,128	1,031	2,794	3,180

Adjusted Income Before Taxes (1)	$13,110	$11,993	$36,065	$27,801

Interest expense, net	3,088	4,796	10,537	15,390
Depreciation and amortization	5,287	6,955	17,174	21,377
Cash payments for restructuring charges and exit costs	(1,521)	(633)	(2,845)	(2,086)
Cash payments for share-based compensation	(294)	(495)	(649)	(594)

Adjusted EBITDA (1)	$19,670	$22,616	$60,282	$61,888

Cash interest expense, net	(2,719)	(4,027)	(9,048)	(13,112)
Cash paid for income taxes, net	(500)	(251)	(1,865)	(988)
Cash paid for capital expenditures	(3,567)	(4,073)	(7,846)	(12,927)

Free Cash Flow (1)	$12,884	$14,265	$41,523	$34,861

General and Administrative Expenses Reconciliation	Quarter Ended		Three Quarters Ended
(In thousands)	9/26/2012	9/28/2011	9/26/2012	9/28/2011
Share-based compensation	$1,128	$1,031	$2,794	$3,180
Other general and administrative expenses	13,574	12,304	42,356	38,386
Total general and administrative expenses	$14,702	$13,335	$45,150	$41,566

(1)
We believe that, in addition to other financial measures, Adjusted Income Before Taxes, Adjusted EBITDA and Free Cash Flow are appropriate indicators to assist in the evaluation of our operating performance on a period-to-period basis. We also use Adjusted Income, Adjusted EBITDA and Free Cash Flow internally as performance measures for planning purposes, including the preparation of annual operating budgets, and for compensation purposes, including bonuses for certain employees. Adjusted EBITDA is also used to evaluate our ability to service debt because the excluded charges do not have an impact on our prospective debt servicing capability and these adjustments are contemplated in our credit facility for the computation of our debt covenant ratios. Free Cash Flow, defined as Adjusted EBITDA less cash portion of interest expense net of interest income, capital expenditures, and cash taxes, is used to evaluate operating effectiveness and decisions regarding the allocation of resources. However, Adjusted Income, Adjusted EBITDA and Free Cash Flow should be considered as a supplement to, not a substitute for, operating income, net income or other financial performance measures prepared in accordance with U.S. generally accepted accounting principles.

DENNY’S CORPORATION
Operating Margins
(Unaudited)

	Quarter Ended
(In thousands)	9/26/2012		9/28/2011
Company restaurant operations: (2)
Company restaurant sales	$86,575	100.0%	$104,659	100.0%
Costs of company restaurant sales:
Product costs	21,449	24.8%	25,847	24.7%
Payroll and benefits	34,409	39.7%	41,261	39.4%
Occupancy	5,780	6.7%	6,928	6.6%
Other operating costs:
Utilities	3,760	4.3%	4,762	4.6%
Repairs and maintenance	1,578	1.8%	1,754	1.7%
Marketing	3,213	3.7%	3,926	3.8%
Legal settlements	197	0.2%	607	0.6%
Other	3,422	4.0%	4,802	4.6%
Total costs of company restaurant sales	$73,808	85.3%	$89,887	85.9%
Company restaurant operating margin (3)	$12,767	14.7%	$14,772	14.1%

Franchise operations: (4)
Franchise and license revenue
Royalty and license revenue	$21,333	62.1%	$20,449	63.9%
Initial and other fee revenue	728	2.1%	437	1.3%
Occupancy revenue	12,309	35.8%	11,137	34.8%
Total franchise and license revenue	$34,370	100.0%	$32,023	100.0%

Costs of franchise and license revenue
Occupancy costs	$9,027	26.2%	$8,349	26.1%
Direct franchise costs	3,051	8.9%	2,398	7.5%
Total costs of franchise and license revenue	$12,078	35.1%	$10,747	33.6%
Franchise operating margin (3)	$22,292	64.9%	$21,276	66.4%

Total operating revenue (1)	$120,945	100.0%	$136,682	100.0%
Total costs of operating revenue (1)	85,886	71.0%	100,634	73.6%
Total operating margin (1)(3)	$35,059	29.0%	$36,048	26.4%

Other operating expenses: (1)(3)
General and administrative expenses	$14,702	12.2%	$13,335	9.8%
Depreciation and amortization	5,287	4.4%	6,955	5.1%
Operating gains, losses and other charges, net	3,380	2.8%	1,791	1.3%
Total other operating expenses	$23,369	19.3%	$22,081	16.2%

Operating income (1)	$11,690	9.7%	$13,967	10.2%

(1)	As a percentage of total operating revenue
(2)	As a percentage of company restaurant sales
(3)
Other operating expenses such as general and administrative expenses and depreciation and amortization relate to both company and franchise operations and are not allocated to costs of company restaurant sales and costs of franchise and license revenue. As such, operating margin is considered a non-GAAP financial measure. Operating margins should be considered as a supplement to, not as a substitute for, operating income, net income or other financial measures prepared in accordance with U.S. generally accepted accounting principles.

(4)	As a percentage of franchise and license revenue

DENNY’S CORPORATION
Operating Margins
(Unaudited)

	Three Quarters Ended
(In thousands)	9/26/2012		9/28/2011
Company restaurant operations: (2)
Company restaurant sales	$271,977	100.0%	$313,235	100.0%
Costs of company restaurant sales:
Product costs	67,684	24.9%	77,095	24.6%
Payroll and benefits	108,779	40.0%	127,876	40.8%
Occupancy	17,776	6.5%	20,581	6.6%
Other operating costs:
Utilities	11,066	4.1%	13,741	4.4%
Repairs and maintenance	4,901	1.8%	5,485	1.8%
Marketing	10,138	3.7%	11,738	3.7%
Legal settlements	366	0.1%	671	0.2%
Other	10,796	4.0%	14,802	4.7%
Total costs of company restaurant sales	$231,506	85.1%	$271,989	86.8%
Company restaurant operating margin (3)	$40,471	14.9%	$41,246	13.2%

Franchise operations: (4)
Franchise and license revenue
Royalty and license revenue	$62,734	62.5%	$59,669	62.7%
Initial and other fee revenue	2,167	2.2%	2,050	2.2%
Occupancy revenue	35,536	35.3%	33,386	35.1%
Total franchise and license revenue	$100,437	100.0%	$95,105	100.0%

Costs of franchise and license revenue
Occupancy costs	$26,455	26.3%	$25,567	26.9%
Direct franchise costs	8,321	8.3%	7,830	8.2%
Total costs of franchise and license revenue	$34,776	34.6%	$33,397	35.1%
Franchise operating margin (3)	$65,661	65.4%	$61,708	64.9%

Total operating revenue (1)	$372,414	100.0%	$408,340	100.0%
Total costs of operating revenue (1)	266,282	71.5%	305,386	74.8%
Total operating margin (1)(3)	$106,132	28.5%	$102,954	25.2%

Other operating expenses: (1)(3)
General and administrative expenses	$45,150	12.1%	$41,566	10.2%
Depreciation and amortization	17,174	4.6%	21,377	5.2%
Operating gains, losses and other charges, net	(794)	(0.2)%	843	0.2%
Total other operating expenses	$61,530	16.5%	$63,786	15.6%

Operating income (1)	$44,602	12.0%	$39,168	9.6%

(1)	As a percentage of total operating revenue
(2)	As a percentage of company restaurant sales
(3)
Other operating expenses such as general and administrative expenses and depreciation and amortization relate to both company and franchise operations and are not allocated to costs of company restaurant sales and costs of franchise and license revenue. As such, operating margin is considered a non-GAAP financial measure. Operating margins should be considered as a supplement to, not as a substitute for, operating income, net income or other financial measures prepared in accordance with U.S. generally accepted accounting principles.

(4)	As a percentage of franchise and license revenue

DENNY’S CORPORATION
Statistical Data
(Unaudited)

Same-Store Sales	Quarter Ended		Three Quarters Ended
(increase/(decrease) vs. prior year)	9/26/2012	9/28/2011	9/26/2012	9/28/2011
Company Restaurants	(0.5)%	1.1%	0.1%	0.7%
Franchised Restaurants	0.6%	0.8%	1.4%	0.3%
System-wide Restaurants	0.4%	0.9%	1.1%	0.4%

Company Restaurant Sales Detail
Guest Check Average	1.8%	1.3%	1.9%	0.8%
Guest Counts	(2.2)%	(0.2)%	(1.8)%	0.0%

Average Unit Sales	Quarter Ended		Three Quarters Ended
(In thousands)	9/26/2012	9/28/2011	9/26/2012	9/28/2011
Company Restaurants	$493	$468	$1,447	$1,383
Franchised Restaurants	$358	$355	$1,061	$1,043

		Franchised
Restaurant Unit Activity	Company	& Licensed	Total
Ending Units 6/27/12	177	1,507	1,684
Units Opened	0	12	12
Units Refranchised	(5)	5	0
Units Closed	(1)	(8)	(9)
Net Change	(6)	9	3
Ending Units 9/26/12	171	1,516	1,687

Equivalent Units
Third Quarter 2012	175	1,511	1,686
Third Quarter 2011	224	1,451	1,675
	(49)	60	11

		Franchised
Restaurant Unit Activity	Company	& Licensed	Total
Ending Units 12/28/11	206	1,479	1,685
Units Opened	0	27	27
Units Refranchised	(28)	28	0
Units Closed	(7)	(18)	(25)
Net Change	(35)	37	2
Ending Units 9/26/12	171	1,516	1,687

Equivalent Units
Year-to-Date 2012	188	1,495	1,683
Year-to-Date 2011	226	1,441	1,667
	(38)	54	16